Exhibit 99.1

Investor Contact: Maurice Carson, (650) 318-4700

For Immediate Release

ACTEL CORPORATION UPDATES THIRD QUARTER GUIDANCE

Mountain View, Calif. – October 15, 2010 – Actel Corporation (Nasdaq: ACTL) today updated its guidance for the third quarter of 2010, which ended October 4, 2010. Actel announced that its revenues for the third quarter of 2010 are expected to be up 9.5 to 10.5 percent sequentially, and gross margin is expected to be about 67 percent. In its guidance update released on September 7, 2010, Actel projected that third quarter revenues would be up 3 to 7 percent sequentially, and gross margin would be about 65 percent. Operating expenses (excluding $2.4 million of transaction-related expense, $1.3 million of stock-based compensation, $0.2 million associated with the acquisition of Pigeon Point Systems and $1.4 million of restructuring charges) are expected to come in at approximately $25.3 million.

On October 4, 2010, Microsemi Corporation (Nasdaq: MSCC) announced that it had entered into a definitive agreement to acquire Actel and commenced a cash tender offer to acquire all outstanding shares of Actel’s common stock at $20.88 per share, which is described in the Tender Offer Statement on Schedule TO that Microsemi has filed with the Securities and Exchange Commission. The Actel board of directors reaffirms its recommendation that Actel shareholders accept the offer and tender their shares pursuant to the offer.

About Actel

Actel is the leader in low-power FPGAs and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

Actel, IGLOO, Actel Fusion, ProASIC, Libero, Pigeon Point and the associated logos are trademarks or registered trademarks of Actel Corporation. All other trademarks and service marks are the property of their respective owners.

Securities Law Disclosure

The offer to purchase shares of Actel common stock will be made only pursuant to the offer to purchase and related materials that Microsemi has filed with the SEC. Actel shareholders should read these materials carefully because they contain important information, including the terms and conditions of the offer. These materials and any other documents filed by Microsemi or Actel with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Shareholders are urged to read the Schedule TO, as amended, and the Schedule 14D-9, as amended, and the other relevant materials before making any investment decision with respect to the Microsemi tender offer.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding Actel’s anticipated revenues for the third quarter of 2010. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, changes to the preliminary financial results upon completion of our quarterly financial statements and associated review by our independent auditors and such other risks as identified in our Quarterly Report on Form 10-Q for its most recently completed fiscal quarter as filed with the Securities and Exchange Commission and all subsequent filings, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements. Actel assumes no obligation to update any forward-looking statement contained in this press release.